Exhibit 99.1

Viggle Secures $30M in Investment to Fuel Innovation for its Marketing and Rewards Platform

Company’s CEO Robert F.X. Sillerman Provides Funding to the Company

NEW YORK – October 29, 2014 – Viggle Inc. (NASDAQ: VGGL), the entertainment marketing and rewards platform that includes the Viggle, NextGuide and Wetpaint brands, announced that it has entered into a securities purchase agreement with the Sillerman Investment Company (“SIC III”), an entity owned by the Company’s Chief Executive Officer Robert F.X. Sillerman, to provide for $30 million of investment into the Company. The Company intends to use the net proceeds to repay $15,000,000 of existing indebtedness and for working capital purposes including marketing, and to fuel innovation for its marketing and rewards platform.

Under the terms of the securities purchase agreement, SIC III has agreed to purchase certain securities issued by the Company for a total of $30 million consisting of a $20 million line of credit and the $10,000,000 in a new class of Series C Convertible Preferred Stock.  The Series C Convertible Preferred Stock is convertible into shares of the Company’s common stock at $4 per share.  Additionally, the Company has also agreed to issue to SIC III warrants to purchase 1,500,000 shares of the Company’s common stock, as amounts are funded under the line of credit and for the preferred stock.  The exercise price of the warrants will be 10% above the closing price of the Company’s shares on the date prior to the issuance of the warrants. Exercise of the warrants will be subject to approval of the Company’s stockholders.

Greg Consiglio, President and COO of Viggle Inc., said “This financing is a milestone for Viggle, as it will further drive our initiative to become one of the largest and leading marketing and rewards platforms.  We continue to find ways to engage our users through fostering an ecosystem that is all-encompassing with the most advanced features and functionalities to our avid fans and users and this funding will help propel us further for future opportunities. This significant capital infusion from our Chief Executive Officer, Mr. Sillerman, is indication of the Company’s personal commitment to driving our monetization efforts and generating growth in the best value to our shareholders.”

Further details on the securities purchase agreement can be found at: http://www.sec.gov/Archives/edgar/data/725876/000072587614000054/viggle8k10-24x14siciiiloan.htm.

About Viggle Inc.

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle Platform had a total reach of 22.5 million in July 2014, including over 6.2 million Viggle registered users. Since its launch, Viggle members have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can also use Viggle Store, a rewards destination where they can redeem their Viggle Points for music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact for Viggle:
Paris Tyler
DKC Public Relations
212 981 5162
paris_tyler@dkcnews.com

Viggle Investor Relations:
John C. Small, CFO
CFO, Viggle Inc.
646 738 3220

IRTH Communications
Robert Haag, 1-866-976-4784
Managing Partner
VGGL@irthcommunications.com